NEWS RELEASE Release Date: November 9, 2006 (7:00AM)

KEYSTONE NAZARETH BANK & TRUST AND FIRST COLUMBIA BANK FINALIZE AGREEMENT OF SALE OF TWO
OFFICES IN COLUMBIA COUNTY
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Lehigh Valley and Bloomsburg, PA (November 9, 2006) — KNBT Bancorp, Inc. (NASDAQ/NMS: “KNBT”), the holding company for Keystone Nazareth Bank & Trust Company (the “Bank”), and First Columbia Bank & Trust Co. announced today that they have received all necessary regulatory approvals of the previously announced agreement for First Columbia to acquire the two Columbia County branch offices of KNBT.

Under the agreement, First Columbia will acquire KNBT’s branches located at 17 East Main Street and 2691 Columbia Boulevard in Bloomsburg. The transaction is tentatively scheduled to be completed on Friday, December 15, 2006, after the close of business. As previously reported, First Columbia will retain all current KNBT employees working at both locations.

About First Columbia Bank & Trust Co.

First Columbia Bank & Trust Co. has been serving the financial needs of Columbia County since 1899. The locally owned and managed bank operates branch offices in the communities of Benton, Berwick, Bloomsburg, Buckhorn, Catawissa, Elysburg, West Hazleton and Scott Township. First Columbia can be found on the worldwide web at www.firstcolumbiabank.com

About KNBT Bancorp, Inc.

KNBT Bancorp, Inc., with total assets of $2.9 billion at September 30, 2006, is the parent bank holding company for Keystone Nazareth Bank & Trust Company. Keystone Nazareth Bank & Trust Company is a Pennsylvania — chartered savings bank headquartered in Bethlehem, Pennsylvania with 59 branch offices in Lehigh, Northampton, Luzerne, Schuylkill, Carbon, Monroe and Columbia Counties, Pennsylvania.

Website: http://www.knbt.com

Contacts:

Scott V. Fainor, President and Chief Executive Officer, KNBT Bancorp, Inc. and Keystone Nazareth Bank & Trust Company, 610-861-5000

Eugene T. Sobol, Senior Executive Vice President, Chief Financial Officer and Treasurer,
KNBT Bancorp, Inc. and Keystone Nazareth Bank & Trust Company, 610-861-5000

Randolph C. Brown, President and Chief Executive Officer, First Columbia Bank & Trust Co., 570-387-4600

Shirley K. Alters, Senior Vice President, Chief Financial Officer, First Columbia Bank & Trust Co., 570-387-4660

Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of KNBT’s and First Columbia’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast”, and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from KNBT’s and First Columbia’s expectations include changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates, failure to receive regulatory approval for this transaction, changes in general economic conditions, legislative or regulatory changes, downturn in the demand for loan, deposit and other financial services in KNBT’s and First Columbia’s market areas, increased competition from other banks and non-bank providers of financial services, technological changes and increased technology-related costs, changes in accounting principles, or the application of generally accepted accounting principles and other similar outside influences including those detailed in KNBT’s filing with the Securities and Exchange Commission. Except as otherwise stated in this news announcement, neither KNBT nor First Columbia undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

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